Exhibit 10.32

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into as of December 31, 2021 (the “Effective Date”), by and between Eric Lisman (the “Executive”), Emerald X, LLC, a Delaware limited liability company (the “Company”), and solely for the purpose of Section 2(b), (c) and (d), Emerald Holding, Inc. (“Parent”) (each of the Executive, the Company, and solely for the purpose of Section 2(b) and (c), Parent, a “Party” and collectively, the “Parties”). The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, the Executive was previously granted nonqualified stock options (the “Options”) to acquire shares of common stock (“Common Stock”) of Parent pursuant to the Emerald Holding, Inc. 2013 Stock Option Plan (the “2013 Plan”) and the Emerald Holding, Inc. 2017 Omnibus Equity Plan (the “2017 Plan”) (the 2013 Plan and 2017 Plan, collectively the “Plans”) and the applicable option agreements (each, an “Option Agreement”), certain of which are vested as of the Effective Date (the “Vested Options”) and certain other options (the “Extended Options”) which are scheduled to vest after the Effective Date but up prior to or on the Separation Date (as defined below);

WHEREAS, the Executive was previously granted restricted stock units (the “RSUs”) in respect of Common Stock pursuant to the 2017 Plan and the applicable RSU award agreements (each, a “RSU Agreement”), certain of which are vested as of the Effective Date and certain of which are eligible to become vested between the Effective Date and the Separation Date;

WHEREAS, the Parties mutually agree that, effective as of the close of business on the Effective Date, the Executive shall continue to serve as an employee of the Company with the title of Executive Vice President, Corporate Development of the Company, but shall cease to serve in all other officer, manager or director capacities with the Company and any of its subsidiaries and Affiliates (collectively, the “Company Group”), and will continue to provide services as an employee of the Company Group until the Separation Date (defined below);

WHEREAS, the Parties mutually agree that, unless terminated earlier for “cause” by the Company, effective as of the close of business on March 31, 2022, (such date, the “Separation Date”), the Executive shall cease to serve in all employee capacities with the Company Group;

WHEREAS, as a condition precedent and a material inducement for the Company to make available to the Executive the benefits set forth in this Agreement, the Executive has agreed to execute this Agreement and the Release (as defined in Section 3 hereof) and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Transition; Separation from Service.

(a)Transition. The Parties agree that, effective as of the Effective Date, the Executive shall continue to serve as an employee of the Company with the title of Executive Vice President, Corporate Development at Executive’s current salary, benefit and business expense reimbursement levels, provided, however, the Executive shall cease to serve in all other officer, manager or director capacities    with the

Company Group, and shall no longer be authorized to incur any expenses, obligations or liabilities on behalf of any member of the Company Group without the prior approval of the CEO or CFO.

(b)Separation. The Parties agree that, effective as of the Separation Date, the Executive shall cease to be an employee of the Company.

2.Severance Arrangements.

(c)Severance Payments and Benefits.  In consideration of and subject to Executive’s compliance with the obligations herein including, as to Sections 2(a)(1), 2(a)(3) and 2(a)(4) below, the execution of the Release (as defined in Section 3 hereof) and the Release having become irrevocable (the date on which such Release           becomes irrevocable, the “Release Effective Date”), the Executive shall be entitled to an aggregate payment of $1,261,000 and certain other benefits described herein (the “Severance”), paid as follows:

1)Payment of an amount equal to $423,500, payable in equal installments on the Company’s regular payroll dates over the 12-month period following the Release Effective Date (the “Severance Period”) commencing on the Company’s first payroll date following the Release Effective Date, with any payments otherwise due prior to such first payroll date paid on such first payroll date;

2)Payment of a single lump sum in the amount $400,000 at the same time calendar year 2021 bonuses are regularly paid to all employees, but not later than March 1, 2022;

3)Payment of a single lump sum in the amount of $437,5001 on the Company’s first regular payroll date following the Release Effective Date;

4)Subject to the timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall either pay directly or reimburse the Executive, on a monthly basis, for all COBRA premiums, fees and expenses for coverage of medical, dental, and vision benefits for himself and his covered dependents for a period of twelve (12) months following the Separation Date, or such earlier date on which COBRA coverage for the Executive and his covered dependents terminates in accordance with COBRA.

(d)Vesting of Certain Options. Notwithstanding anything to the contrary contained in the Plans or the applicable Option Agreements, all Extended Options scheduled to vest between the Effective Date and the Separation Date, shall continue to vest in accordance with the applicable Option Agreement. In addition, provided that the Executive executes the Release and the Release has become irrevocable, the Vested Options and the Extended Options will remain outstanding and exercisable until March 31, 2023 (the “Extension Date”). Any Options that have not vested as of the Separation Date will be deemed to be forfeited for no consideration as of such date. Except as otherwise provided herein, the terms and conditions of each applicable Option Agreement shall remain in full force and effect.

(e)Vesting of Certain RSUs. Notwithstanding anything to the contrary contained in the 2017 Plan or the applicable RSU Agreements, any RSUs scheduled to vest between the Effective Date and the Separation Date, shall continue to vest in accordance with the applicable RSU Agreement.  Any RSUs that have not vested as of the Separation Date will be deemed to be forfeited for no consideration as of such date. Except as otherwise provided herein, the terms and conditions of each applicable RSU Agreement shall remain in full force and effect.

(f)Accrued Amounts. Regardless of whether the Executive executes the Release described in Section 3 of this Agreement, the Company will pay or provide the Executive       with all accrued and unpaid base salary accrued through the Separation Date, as well as any unreimbursed business expenses accrued through the Separation Date, as soon as practicable following the Separation Date.

(g)Exclusive Payments. The Executive acknowledges and agrees that, other than set forth in Sections 1(a) and 2 herein, the Executive shall not be entitled to receive any additional compensation, bonuses, incentive compensation, benefits or other consideration from the Company in connection with or in any way related to his termination from, or prior employment by, the Company. The benefits set forth in Section 2 constitute the total consideration to be paid to the Executive by the Company and is in lieu of any and all payments and/or consideration of any kind which at any time has been the subject of a prior discussion, representations, inducements or promises, oral or written, direct or indirect, contingent or otherwise.

3.Release of Claims by the Executive. As set forth above, the Company’s obligation to provide the benefits contemplated by Section 2(a)(1), 2(a)(3), 2(a)(4) and the second sentence of Section 2(b) is conditioned on the Executive’s having executed and delivered to the Company the Release of Claims substantially in the form attached as Exhibit A hereto (the “Release”) following the Separation Date and such Release having become effective and irrevocable within thirty (30) days following the Separation Date.  The Company has agreed to provide Executive such benefits and other consideration because of Executive’s agreement, as set forth in the Release, to accept such benefits in full settlement of all possible Claims Executive might have or ever had and because of Executive’s execution of this Agreement.

4.Return of Company Property. On or before the Separation Date, the Executive shall return to the Company all Company Group property that Executive is aware of or reasonably should be aware of being in his possession, including, without limitation, any keys, access cards, credit cards, books, manuals, memoranda, writings, files, reports, customer lists, correspondence, computer software, disks and the like, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive's employment with the Company as well as all paper and electronic copies of materials and documents in Executive’s possession or under Executive’s direct or indirect control relating to the Company Group, its business, executives, and customers, and, the Executive represents that he will not retain copies, in whatever form, of any such materials or documents; provided, that to the extent Executive later becomes aware of Company Group property in his possession, the Executive shall promptly upon discovery return to the Company all such Company Group property. In addition, on or before the Separation Date, the Executive shall, if requested in writing by the Company,- return any Company-issued laptop, home printer, computer monitors, docking station and any other home office equipment or items supplied by the Company, provided, however, any equipment retained by the Executive shall be subject to scrubbing or any other process to remove any Company information.   Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that the Executive may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records and his rolodex and address book so long as they contain only contact type information and a copy is left at the Company.

5.Assignment of Intellectual Property. Executive acknowledges and agrees that all inventions, discoveries, improvements, trademarks, trade names, service marks, formulae, inventions, knowhow, intellectual property and other proprietary property, whether patentable or unpatentable, subject to copyright, other moral rights or otherwise (collectively "Intellectual Property"), made, devised, or discovered by Executive, whether by himself or jointly with others, from the start of Executive’s employment with the Company through the Separation Date, that relates directly or indirectly to the business of the Company and/or the Company Group is the sole and exclusive property of the Company. In furtherance of the foregoing, Executive hereby assigns to the Company all right title and interest Executive may have in any such Intellectual Property and hereby agrees to execute any assignments to the Company or its nominee of Executive’s entire right, title, and interest in and to any such Intellectual Property and to execute and deliver at the cost of the Company any other instruments and documents that may be requested by the Company that are necessary or  desirable in applying for and/or obtaining patents, copyrights, trademarks or other protections with respect thereto in the United States and in all foreign countries. Executive further agrees, whether or not in the employ of the Company, to cooperate, to the extent and in the manner requested by the Company, in the prosecution or defense of any patent, trademark, copyright or similar claims or any litigation or other proceeding involving any Intellectual Property, provided that all expenses (including reasonable attorney's fees) thereof shall be paid by the Company.

6.Covenants.

(h)Unauthorized Disclosure. The Executive agrees and understands that in the Executive's position with the Company, the Executive was exposed to and received information relating to the confidential affairs of the Company and its Affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates and other forms of information considered by the Company and its Affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, knowhow, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the "Confidential Information"). This Agreement and the terms herein shall also be considered Confidential Information.  Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive's violation of this Section 6(a) or disclosure by a third party who was or is, to the Executive’s knowledge, bound by an obligation of confidentiality with respect to such information. From and after the Effective Date, the Executive agrees not to disclose any Confidential Information to any person following Executive's employment with the Company without the prior written consent of the Company and shall Executive not use or attempt to use any such information in any manner except to the extent such Executive is legally required or compelled to disclose such Confidential Information by judicial or administrative process.  If Executive is so compelled, Executive agrees to promptly notify the Company in writing of such requirement, to the degree permitted by Law, so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6(a). If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the Executive is nonetheless compelled to disclose any Confidential Information, Executive may only disclose that portion of the Confidential Information that his counsel advises is legally required and Executive shall exercise commercially reasonable efforts, at the Company’s expense, to preserve the confidentiality of the Confidential Information so disclosed. Notwithstanding anything herein, nothing in this Agreement prohibits Executive or shall be deemed to prohibit Executive from exercising his right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (each, a "Governmental Entity") with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation.

(i)Non-Competition. For purposes of this letter agreement, "Non-Compete" shall mean that Executive agrees that he shall not, during the Severance Period, directly or indirectly, engage in, own, control, manage, operate, endorse, support, be employed by, perform services for, consult with, solicit business for, broker, participate in, provide or facilitate any financing for, be connected with the management or operation of, have any financial interest in, or otherwise be affiliated with a Competitive Business (as defined below) anywhere in the World (the "Territory") without the written consent of the Company. "Competitive Business" means any exhibitions, trade shows, conferences, events, seminars, publications, e-newsletters, or digital or other media or information services that compete with any exhibitions, trade shows, conferences, events, seminars, publications, e-newsletters, or digital or other media or information services owned or operated by the Company Group. The foregoing shall not restrict Executive in any manner in regard to (a) any owner of a Competitive Business, provided that Executive’s involvement with such party is limited to properties that do not constitute a Competitive Business, and provided that Executive’s involvement is not related to a property that the Company Group had internally discussed acquiring within the twelve months prior to Executive’s termination; (b) representing a Competitive Business in connection with a proposed sale, provided that Executive gives the Company or its Affiliates the opportunity to participate in the sale process on terms that are no less favorable in all material respects than the terms offered to other potential acquirers. During the Severance Period, upon reasonable request of the Company, Executive shall notify the Company of his then-current employment status.

(j)Non-Solicitation of Employees. In consideration of the payments described in Section 2 and other good and valuable consideration the receipt and sufficiency of which is acknowledged and agreed to, Executive hereby agrees that during the Severance Period, the Executive shall not directly or indirectly hire, contact, induce or solicit (or assist any individual or company to hire, contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such hiring, contacting, inducing or solicitation was, an employee of the Company or any of its Affiliates; provided, however, that the foregoing shall not prevent the Executive from placing advertisements in publications of general circulation or on job search websites, so long as such advertisements do not target employees of the Company or any of its Affiliates and the Executive is not personally involved in recruiting any individual who responds to such an advertisement.

(k)Interference with Business Relationships. During the Severance Period, the Executive shall not directly or indirectly induce or solicit (or assist any individual or company to induce or solicit) any customer, client, vendor, contractor, venue, advertiser or supplier of the Company or its subsidiaries (collectively, “Business Partners”) to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its Affiliates, or directly or indirectly interfere with (or assist any person to interfere with) any material relationship between the Company or its Affiliates and any of its or their Business Partners so as to cause harm to the Company or its Affiliates.

Non-Disparagement.  From and after the Separation  Date for a period of six years, (a) the Executive agrees not to make any statement that is intended to become public, or that should  reasonably  be expected to become public, and that disparages or is otherwise derogatory towards the Company, any of its subsidiaries, affiliates, officers, current directors or majority shareholders and (b) the  Company agrees to instruct its current directors and top 5 executive officers not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that disparages or is otherwise derogatory towards the Executive and the Company shall be liable for any violation of such instruction by any such directors or officers.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit either Party from making any truthful statements or disclosures that are required by applicable law or valid legal process.

(l)Extension of Restriction Period. The length of time for which the Executive shall bound by the covenants set forth in Section 6 (b) through (d) hereof shall be tolled for any period during which the Executive is in breach of such covenants

(m)Remedies. The Executive agrees that any breach of the terms of the Covenants would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach and/or continued breach by the Executive and/or any and all persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the Covenants are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive’s access to confidential information and the Executive’s material participation in the operation of such businesses.

(n)Reasonableness.  Executive and the Company agree that the Covenants set forth in this Section 6, including, without limitation, the scope and geographic and duration restrictions, are cumulative, not exclusive, and are reasonable to protect the legitimate business interests that Company has in its client relationships, industry, operations, trade secrets, and Confidential Information. This Agreement is not intended to prohibit Executive from using his general business and management skills or knowledge that can be readily found in the public domain.

7.Cooperation. From and after the Effective Date, Executive will use his reasonable best efforts, at the Company's expense (including, without limitation, payment of reasonable attorney's fees) but with no further compensation, to cooperate with the Company and its counsel (including testifying as a witness, providing an affidavit or being deposed) in connection with any investigations, administrative proceedings, examinations, arbitration, mediation or litigation relating to any matter in which the Executive was involved or of which Executive had direct knowledge as a result of Executive’s employment with the Company. Except as required by law or similar regulatory process, Executive agrees that he will not encourage or cooperate or otherwise participate or confer with any current or former employee of the Company or its Affiliates or any other member of the Company Group, individually or collectively, or any potential plaintiff, to commence any legal action or make any Claim against the Company or any other member of the Company Group with respect to such person's employment with the Company or other member of the Company Group.

8.Notices. Any notice required or desired to be delivered hereunder shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested or by email, and shall be effective when actually delivered to the Party to whom such notice shall be directed and shall be addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:	Emerald X, LLC
100 Broadway, 14th Floor
New York, New York 10005
Attention: General Counsel

If to the Executive:
Eric Lisman
21 Amanda Road
Sudbury, MA 01776

9.Complete Agreement. This Agreement constitutes the complete agreement of the Parties with respect to the subject matter hereof and shall supersede all agreements, whether written or oral, between the Parties to the extent they relate in any way to the employment, termination of employment, restrictive covenants (including, without limitation, those contained in any Option Agreement, RSU Agreement or Plans), compensation and benefits of the Executive, including, but not limited to, that certain offer letter dated February 1, 2017, between Executive and Emerald Holding, Inc. (formerly known as Emerald Expositions). For the avoidance of doubt, (a) nothing in this Agreement or the Release shall be construed to interfere with the Executive’s right to elect           COBRA continuation coverage in accordance with applicable law, (b) the Executive shall retain all of his assets held within and rights pursuant to the Company’s 401(k) retirement plan, and his continued participation in such plan shall be governed by the terms of the plan and applicable law, and (c) in the event of the death of Executive, all outstanding payments described in this Agreement shall be made to his surviving spouse, if applicable, or to his estate.

10.Severability. Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect. If any provision of this Agreement or portion is held excessively broad, in scope or duration or otherwise, as to be unenforceable, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

11.No Waiver. No delay on the part of any of the Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

12.Counterparts. This Agreement may be executed via facsimile or electronic transmission (e.g., “.pdf”) and in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.Governing Law. This Agreement shall be construed and enforced in accordance with, and the laws of the State of New York hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.

14.Amendments. This Agreement may be modified, amended or supplemented only by a written agreement executed by the Parties; provided, that the observance of any provision of this Agreement may be waived by the Party that will lose the benefit of such provision as a result of such waiver in a writing expressly stating which observance is being waived.

15.General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Internal Revenue Code of 1986, as amended, shall be deemed to include any successor to such Section.

16.Section 409A. The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), or an exemption from Section 409A, and that all provisions of this Agreement shall be interpreted accordingly.

17.Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to deduct from any amount payable under this Agreement (i) any taxes or other amounts required by applicable law to be withheld and (ii) any applicable employee health benefit contributions at the standard employee rate.

18.Affiliates. For purposes of this Agreement, the term “Affiliates” means any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities of any company or other ownership interest, by contract or otherwise) of a person or entity.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

EMERALD X, LLC

By:
Name:	David Doft
Title:	CFO

EMERALD HOLDING, INC.

By:
Name:	David Doft
Title:	CFO

EXECUTIVE

Eric Lisman

[Signature Page - Lisman Separation and Release Agreement]

Exhibit A

RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY           BEFORE SIGNING THIS RELEASE OF CLAIMS.

1.In consideration of the payments and benefits to be made under the Separation and Release Agreement, dated as December 31, 2021, by and between Eric Lisman (the “Executive”), Emerald X, LLC, a Delaware limited liability company (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), and Emerald Holding, Inc. (the “Separation and Release”), the sufficiency of which the Executive acknowledges and agrees to, Executive, for an on behalf of himself, his estate and his heirs, executors, administrators and assigns, does hereby fully, irrevocably and forever release, remise, acquit and discharge the Company and each of its subsidiaries and affiliates whether now existing or hereinafter formed (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof) and other representatives of the Company Affiliated Group, and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected (collectively, the “Claims”), which the Executive, individually or as a member of a class, now has, owns or holds, may hereafter have, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or by reason of any cause, matter or thing whatsoever since the beginning of time relates to the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including but not limited to, Claims (i) for the terms and conditions of Executive’s employment, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for the negotiation and entry into this Agreement or the terms of this Agreement, (v) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful ad unfair labor and employment practices) and (vi) all matters arising under any federal, state or local statute, rule, order, provision, regulation or principle of contract law or common law, including but not limited to employment claims arising under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Americans with Disabilities Act Amendments Act of 2008 (“ADAAA”), the equal Pay Act, the Family Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employment benefit plan of the Company in accordance with the terms of such plan and applicable law), the Age Discrimination in Employment Act (“ADEA”), Older workers Benefit Protection Act (“OWBPA”), and any similar or analogous state statute, excepting only:

A.	rights of the Executive arising under, or preserved by, this Separation and Release;

B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;
D.

rights to indemnification the Executive has or may have by contract or under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.	rights granted to Executive during his employment related to the purchase and/or grant of equity of Emerald Holding, Inc.

2.The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA, ADAAA, OWPBA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he has been given a period of at least 21 days within which to consider the terms of this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA by notifying the Company’s General Counsel in writing of his decision to rescind. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.   If such a revocation occurs, the Executive shall irrevocably forfeit any right to any payments or benefits provided under Section 2(a)(1), 2(a)(3), 2(a)(4) and the second sentence of Section 2(b) of the Separation and Release.

6.Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

7.The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed or permitted or caused to be filed any complaints, charges, lawsuits or arbitration claims against any Company Released Party with any governmental agency, court or tribunal.

8.The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release and has been given a sufficient period within which to consider this Release.

9.The Executive acknowledges that this Release relates only to claims as of the date of this Release.

10.The Executive acknowledges that the severance payments and benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11.Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13.The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14.This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15.This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16.Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of _____________ __, 2022.

EMERALD X, LLC

By:
Name:
Title:

EXECUTIVE

Eric Lisman